EXHIBIT 10.1
[I-Flow Corporation Letterhead]
December 13, 2007
Board of Directors
AcryMed, Inc.
9560 SW Nimbus Avenue
Beaverton, Oregon 97007
Attention:     Bruce L. Gibbins, Ph.D, Chairman
AND
Bruce L. Gibbins, Ph.D.
Jack D. McMaken
John A. Calhoun
James P. Fee, Jr.
c/o AcryMed, Inc.
Gentlemen:
     We are pleased to submit the following binding proposal (this “Letter Agreement”) to acquire AcryMed, Inc., an Oregon corporation (“AcryMed”) on the following terms and conditions:
     1. Structure. I-Flow Corporation, a Delaware corporation (“I-Flow”) will establish a wholly-owned, special purpose subsidiary (“I-Flow Subsidiary”). As part of closing the transactions contemplated in this Letter Agreement (the “Closing”), I-Flow Subsidiary will be merged with and into AcryMed (the “Merger”) in accordance with relevant state laws. AcryMed shall be the surviving corporation and become a wholly-owned subsidiary of I-Flow.
     2. Consideration. By virtue of the Merger,
     Each share of AcryMed’s Common Stock outstanding immediately before the Merger, other than any dissenting shares as provided and to be addressed under the laws of the State of Oregon (the “Dissenting Shares”), shall be converted into the right to receive and be paid by I-Flow the following amounts per share, pursuant to AcryMed’s Restated Articles of Incorporation (the “Articles”) and the laws of the State of Oregon:
     (1) An amount in cash equal to the difference between:
     (A) the quotient obtained by dividing Twenty Five Million Dollars ($25,000,000) by the sum of (x) the total number of shares of AcryMed’s Common Stock outstanding at the Closing and (y) the total number of AcryMed’s Common Stock issuable pursuant to outstanding options, warrants and other convertible securities as of the Closing (the sum of amounts (x) and (y) being the “Outstanding Share Amount”); and
     (B) the amount per share to be placed in the Escrow Account (as defined in and calculated pursuant to Subparagraph 2, below);
to be paid to the holders of AcryMed Common Stock on surrender to I-Flow for cancellation of the certificate(s) representing such shares of Common Stock; and
     (2) An additional amount in cash equal to the quotient obtained by dividing Two Million Five Hundred Thousand Dollars ($2,500,000) by the Outstanding Share Amount, subject to reduction under the provisions of the Escrow Agreement (as defined in Section 3 below), to be paid on termination of the escrow period and any additional periods described in the Escrow Agreement.
     3. Escrow Agreement. At the Closing, I-Flow shall deposit Two Million Five Hundred Thousand Dollars ($2,500,000) into an interest-bearing escrow account (the “Escrow Account”) maintained by Citibank, N.A. (or, if I-Flow and AcryMed agree, another such recognized financial institution). The funds so escrowed shall be subject to a normal and customary escrow agreement (the “Escrow Agreement”) which shall provide for the distribution to the holders of AcryMed’s equity securities (including Dissenting Shares) of the escrowed funds (plus accrued interest), less any amounts (plus accrued interest thereon) paid to I-Flow as a result of AcryMed’s breach, if any, of its representations, warranties and covenants in the Definitive Agreement, promptly after the later of (a) the one-year anniversary of the date of Closing, or (b) the resolution of any disputed and pending claims of indemnification.
     4. AcryMed Securities. AcryMed represents, warrants and covenants that (i) the outstanding capital stock of AcryMed consists only of Common Stock, (ii) there are no outstanding securities convertible into or exercisable for the purchase of capital stock of AcryMed, other than (x) employee options to purchase only Common Stock and (y) warrants to purchase only Common Stock issued to investors in connection with previous financings effected by AcryMed (collectively, the “Options and Warrants”) and (iii) AcryMed shall take all action necessary or appropriate to ensure that all Options and Warrants have been exercised or converted into Common Shares and terminated, cancelled or retired, as relevant, as of the Closing of the transactions contemplated by this Letter Agreement.
     5. Non-Competition Agreements. At the Closing, Bruce L. Gibbins, Ph.D. (“Gibbins”) and Jack D. McMaken (“McMaken”) each agree to enter into a normal and customary four-year Non-Competition Agreement for the benefit of I-Flow. Each Non-Competition Agreement shall provide that each such individual will not, directly or indirectly, participate in the business or pursuit of developing, licensing, manufacturing or distribution of technologies or products in AcryMed’s current fields of technology development or exploitation except for the benefit of I-Flow and its affiliates, successors and assigns. I-Flow agrees that, in consideration of compliance with such Non-Competition Agreements, I-Flow shall, at the Closing, deposit the sum of Two Million Dollars ($2,000,000), — i.e., One Million Dollars ($1,000,000) for each of Gibbins and McMaken — in an interest-bearing escrow account. Assuming compliance with his relevant Non-Competition Agreement, each of Gibbins and McMaken shall receive from the escrow account, together with accrued interest thereon, the following amounts at the designated dates:

$500,000	—	Second Anniversary of Closing
$250,000	—	Third Anniversary of Closing
$250,000	—	Fourth Anniversary of Closing
     6. Employment Agreements. At the Closing, Gibbins and McMaken each agree to enter into a normal and customary Employment Agreement with AcryMed for full-time employment with a term of twenty-four (24) months. Gibbins’ and McMaken’s annual base salary shall be Two Hundred Thousand Dollars ($200,000) and Two Hundred Fifteen Thousand Dollars ($215,000) respectively, and each shall also be provided with I-Flow’s standard employee benefits package. In addition, each of Gibbins and McMaken shall be eligible for (i) up to a Five Hundred Thousand Dollar ($500,000) performance-based bonus, payable at the end of the first 12-month period of the employment term, based upon attainment of milestones for such period to be agreed upon in good faith between I-Flow and each individual and (ii) up to a Five Hundred Thousand Dollar ($500,000) performance-based bonus, payable at the end of the second 12-month period of the employment term, based upon attainment of milestones for such period to be agreed upon in good faith between I-Flow and each individual. In addition, the Employment Agreement for each of Gibbins and McMaken shall provide for the grant of 15,000 I-Flow restricted stock units pursuant to the I-Flow Corporation 2001 Equity Incentive Plan (the “Plan”) on the effective date of such Employment Agreement, which restricted stock units shall (i) in all respects be subject to the Plan and (ii) vest in equal 20% annual installments on each of the five anniversaries following the grant date, subject to earlier vesting in connection with a change in control of I-Flow; provided that no vesting shall occur after the date on which Gibbins or McMaken, as applicable, ceases to be an employee or consultant of AcryMed.
     At the Closing, John A. Calhoun (“Calhoun”) also agrees to enter into a normal and customary Employment Agreement with AcryMed for full-time employment with a term of one (1) year. Calhoun’s annual base salary shall be One Hundred Fifty Thousand Dollars ($150,000) and Calhoun shall also be provided with (i) a bonus equal to at least 25% of such annual base salary, payable at the end of the one-year term, provided that the Employment Agreement has not been earlier terminated and (ii) I-Flow’s standard employee benefits package.
     7. Consulting Agreement. At the completion of Gibbins’ two-year employment term, AcryMed and Gibbins will enter into a normal and customary consulting agreement, with a term of one (1) year, at a consulting rate of Three Thousand Eight Hundred Dollars ($3,800) per week on an as-requested basis, plus reimbursement of business expenses in accordance with usual corporate policies.
     8. Approval of Shareholders. Each of Gibbins, McMaken, Calhoun and James P. Fee, Jr. (collectively, the “Shareholders”) agrees to the terms specified in this Letter Agreement, and each further agrees that he shall vote all of his shares of AcryMed Common Stock in favor of the Merger and transactions contemplated hereby. Each Shareholder further covenants not to

(i) sell, convey, transfer, pledge, encumber, hypothecate, assign or otherwise dispose of (including by gift) his AcryMed Common Stock during the term of this Letter Agreement;
(ii) deposit his AcryMed Common Stock into a voting trust, enter into any voting arrangement or understanding, grant any proxy or otherwise transfer voting power with respect thereto;
(iii) disclose any non-public information about AcryMed including proprietary and confidential information; or (iv) issue any option, right of first refusal or any other right with respect to his AcryMed Common Stock, in each case without the prior written consent of I-Flow (which may be withheld in I-Flow’s sole discretion). AcryMed represents and warrants to I-Flow that a vote by the Shareholders of all of their shares of AcryMed Common Stock in favor of the Merger and the transactions contemplated hereby (both (x) on an issued and voting basis and (y) on a fully diluted basis, assuming that all Common Stock issuable pursuant to the Options and Warrants has in fact been issued) will on its own be sufficient (under Oregon law, the Articles and otherwise) to approve and authorize the consummation of the Merger and the transactions contemplated hereby.
     9. Representations. I-Flow and AcryMed each represent and warrant to the other that the execution, delivery and implementation of this Letter Agreement has been duly approved by its Board of Directors. AcryMed further represents and warrants that, pursuant to a duly adopted Resolution of its Board of Directors, AcryMed’s Board of Directors will unanimously recommend to AcryMed’s shareholders approval of the Merger and transactions contemplated herein and take all appropriate action consistent with such recommendation.
     10. Best Efforts. All parties agree to use their best efforts to expeditiously negotiate and execute a definitive merger agreement and related agreements (collectively, the “Definitive Agreement”). The Definitive Agreement shall be consistent with the terms of this Letter Agreement and in form reasonably satisfactory to AcryMed, I-Flow and, as to the Non-Compete Agreements and Employment Agreements, the parties thereto. The Definitive Agreement shall contain terms, conditions, representations and warranties (which shall survive for two years, subject to extension in connection with the resolution of any disputed and pending claims of indemnification for which notice is given prior to the expiration of such two-year period) and covenants normal and customary for a transaction of the nature contemplated herein, including those summarized herein.
     11. Access. AcryMed shall provide to I-Flow and its affiliates, agents and representatives full and reasonable access to all books, records, properties, data and other information regarding AcryMed and its business. I-Flow and AcryMed will work cooperatively together in this regard to minimize disruption of AcryMed’s operations and business. The parties agree that I-Flow’s access shall be provided solely for the purpose of enabling I-Flow to conduct due diligence in connection with the proposed transactions.
     12. Confidentiality. The parties acknowledge that the sharing of information during due diligence may include the providing to a party (the “Receiving Party”) information which is the proprietary or confidential information (“Confidential Information”) of the disclosing party (the “Disclosing Party”). The Disclosing Party shall, at or before the time of disclosure, make clear by a stamp, legend or other writing either on the documentation or accompanying it, the fact that it considers given information to be Confidential Information. Except for Confidential Information that:

     (a) at the time of disclosure by the Disclosing Party is in the public domain or is otherwise lawfully known to or in the Receiving Party’s possession;
     (b) after disclosure to the Receiving Party by the Disclosing Party, becomes a part of the public domain by publication or otherwise becomes lawfully known to or in the Receiving Party’s possession through no direct or indirect fault of the Receiving Party, its affiliates, shareholders, officers, directors, employees, agents, representatives or consultants; or
     (c) is required to be disclosed by law or other governmental authority, the Receiving Party agrees that it shall treat and hold as confidential all Confidential Information provided to it and shall not utilize the same for the direct or indirect benefit of the Receiving Party except for the purpose of evaluating the proposed Transactions.
     The nondisclosure requirements of this Section 12 shall apply to all of the affiliates, shareholders, officers, directors, employees, agents, representatives and consultants of the parties, and each party shall ensure that each of its affiliates, shareholders, officers, directors, employees, agents, representatives and consultants having access to Confidential Information shall, prior to or concurrent with such entity’s or person’s receipt thereof, be made aware of the substance of this Section 12.
     13. Ordinary Course. From and after the date of this Letter Agreement, AcryMed shall carry on its business diligently and in substantially the same manner as it has previously been carried out, and will not, without the prior written consent of I-Flow (which consent shall not be unreasonably withheld):
     (a) issue any capital stock or other equity interests to any person (except issuances of capital stock upon exercise or conversion of options, warrants or preferred stock existing before the date of this Letter Agreement);
     (b) incur any material indebtedness;
     (c) hire or terminate any employees;
     (d) grant or agree to grant any material increases in the compensation or benefits payable to AcryMed’s employees, directors, consultants or agents except in the usual and ordinary course and consistent with past practice;
     (e) disclose any non-public information about AcryMed including proprietary and confidential information;
     (f) sell, transfer, convey or pledge any of AcryMed’s assets except in the usual and ordinary course of business;
     (g) fail to maintain levels of inventory proportionate to AcryMed’s existing business or alter the inventory practices maintained during its last full fiscal year;

     (h) take any other action or enter into or amend any contract, transaction or commitment that is not in the usual and ordinary course of AcryMed’s business as currently being conducted;
     (i) enter into, amend, terminate or renew any distribution, license or material acquisition, manufacturing or production agreement;
     (j) make any dividend or distribution to the equity holders of AcryMed (other than (A) the completion of payment of the previously declared Preferred Stock distribution and Common Stock cash dividend of an aggregate of $3,848,128 to shareholders of record as of December 7, 2007 and (B) a distribution prior to Closing of excess cash if permitted pursuant to the terms of the Definitive Agreement) or repurchase or redeem any of the issued and outstanding capital stock of AcryMed;
     (k) take any other action that causes, or fail to take any remedial action that prevents, the material impairment of the value of AcryMed or the rights of I-Flow hereunder; or
     (l) agree to do any of the foregoing.
     14. No Solicitation. On and after the date hereof, neither any of the Shareholders nor AcryMed will (directly or indirectly), nor will AcryMed permit any of its officers, directors, employees, shareholders, agents or representatives (including, without limitation, investment bankers, attorneys and accountants), directly or indirectly, to (i) initiate, solicit or encourage any inquiries or proposals by, or (ii) enter into any discussions or negotiations with, or disclose directly or indirectly any information concerning AcryMed’s business or properties to, or afford any access to AcryMed’s properties, books and records to, any corporation, partnership, person, or other entity or group in connection with any possible proposal (an “Acquisition Proposal”) regarding a sale or transfer of any of AcryMed’s capital stock, or a merger or consolidation, or sale of all or a substantial portion of AcryMed’s assets, or any similar transaction (each, a “Material Transaction”). AcryMed and/or the Shareholders, as the case may be, will provide written notice to I-Flow immediately if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any such information is requested with respect to an Acquisition Proposal or potential Acquisition Proposal or if any Acquisition Proposal is received or indicated to be forthcoming. The notice will identify the third party, the particulars of the discussions, inquiries or proposal, and copies of any relevant written materials.
     15. Acknowledgment. AcryMed and the Shareholders acknowledge that I-Flow has incurred and will incur substantial costs in connection with its due diligence investigation of AcryMed and other required or advisable actions in connection with the preparation and consummation of the transactions contemplated by this Letter Agreement (including without limitation costs associated with I-Flow’s professional advisors and the commitment of internal resources and management time), and that incurrence of such costs by I-Flow is adequate consideration for the representations, warranties and covenants of AcryMed and the Shareholders set forth herein.
     16. Costs, Fees and Expenses. I-Flow shall be solely responsible for all costs, fees and expenses incurred by I-Flow in connection with its due diligence efforts, the negotiation and documentation process, and the transactions. AcryMed shall bear and be solely responsible for all costs, fees and expenses (excluding all taxes, to be borne by the shareholders of Acrymed) incurred by AcryMed in connection with due diligence, the negotiation and documentation process, and the transactions.
     17. Conditions. I-Flow’s obligation to execute and deliver the Definitive Agreement is conditioned upon (A) there occurring no material adverse change in the business, operations, financial condition and prospects of AcryMed after the date hereof, and (B) I-Flow’s completion of a due diligence investigation with the results thereof being satisfactory to I-Flow in its discretion. As part of the normal and customary conditions to the obligations of each party to consummate the transactions contemplated by the Definitive Agreement, I-Flow’s and I-Flow Subsidiary’s obligations to so consummate the transactions shall be subject to the condition that the holders of no more than ten percent (10%) of AcryMed’s Common Stock shall have perfected their rights as “dissenting shares” under the relevant laws of Oregon.
     18. Binding Agreement. This Letter Agreement, when executed by all parties hereto, is intended to be fully binding upon and enforceable against and inure to the benefit of the parties and their respective heirs, administrators, successors and assigns, including by specific performance and injunctions to prevent breaches and/or anticipatory breaches hereof.
     19. Termination. This Letter Agreement shall terminate if no Definitive Agreement has been executed and delivered by AcryMed and I-Flow by February 29, 2008, unless extended upon the written agreement of the parties; provided, however, that termination of this Letter Agreement shall not relieve any party from liability for breach of this Letter Agreement.
     20. Governing Law; Consent to Jurisdiction. This Letter Agreement shall be governed by the internal laws of the State of Delaware. Each of the parties hereto irrevocably agrees that any legal action or proceeding arising out of or relating to this Letter Agreement brought by it or him or its or his successors or assigns shall be brought and determined in any Delaware state or federal court, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself or himself and with respect to its or his property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Letter Agreement and the transactions contemplated hereby.
     21. Miscellaneous. This Letter Agreement may be modified or amended only in a writing signed by I-Flow and AcryMed, except as to the provisions relating to the Non-Competition, Employment and/or Consulting Agreements which may only be modified or amended in a writing signed by I-Flow and the affected individual to be a party thereto. This Letter Agreement may be executed in counterparts, each of which shall be deemed an original. In the event of any action or suit arising out of this Letter Agreement, the prevailing party or parties shall be entitled to recover its actual attorneys’ fees and disbursements incurred in connection with such suit or action from the non-prevailing party or parties.
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     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Letter Agreement as of the date and year first above written.

ACRYMED, INC.		I-FLOW CORPORATION

By:	/s/ Jack D. McMaken	By:	/s/ Donald M. Earhart

	Jack D. McMaken		Donald M. Earhart
	President and CEO		Chairman, CEO and President
THE SHAREHOLDERS

BRUCE L. GIBBINS, PH.D.		JACK D. MCMAKEN

By:	/s/ Bruce L. Gibbins	By:	/s/ Jack D. McMaken

	Bruce L. Gibbins, Ph.D		Jack D. McMaken

JOHN A. CALHOUN		JAMES P. FEE

By:	/s/ John A. Calhoun	By:	/s/ James P. Fee

	John A. Calhoun		James P. Fee